UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2006 (November 2, 2006)
The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)

Ohio	1-13292	31-1414921

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14111 Scottslawn Road, Marysville, Ohio 43041

(Address of principal executive offices) (Zip Code)
(937) 644-0011

(Registrant’s telephone number, including area code)
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On November 2, 2006, John Walker, Ph.D., a member of Class I of the Board of Directors of The Scotts Miracle-Gro Company (the “Registrant”) announced his intent to retire from the Registrant’s Board of Directors. Dr. Walker intends to retire for personal reasons and not because of any disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Dr. Walker will continue to serve as a Class I director until the Registrant’s 2007 Annual Meeting of Shareholders. The Registrant anticipates that, by the time of the 2007 Annual Meeting of Shareholders, an individual will be identified for consideration and recommendation by the Governance and Nominating Committee, and appointment by the Registrant’s Board of Directors, to fill the vacancy created by Dr. Walker’s retirement in accordance with the Registrant’s code of regulations and other governing documents.
Also on November 2, 2006, the Board of Directors of the Registrant appointed James Hagedorn, who was then serving as the Chief Executive Officer and Chairman of the Board of the Registrant, to the additional position as President of the Registrant, effective November 2, 2006. Mr. Hagedorn, who is 51, was originally named Chairman of the Board of The Scotts Company (the public company predecessor to the Registrant) in January 2003 and became Chairman of the Board of the Registrant in March 2005. He was named President and Chief Executive Officer of The Scotts Company in May 2001, which was merged into The Scotts Company LLC, a wholly-owned subsidiary of the Registrant (“Scotts LLC”), in March 2005. He served as President and Chief Executive Officer of the Registrant from March 2005 until December 2005, when he was named Chief Executive Officer and Chairman of the Board. Mr. Hagedorn has served as an officer of the Registrant (and its predecessors) for 19 years and as a director of the Registrant (and its predecessors) since 1995. Mr. Hagedorn is the brother of Katherine Hagedorn Littlefield, a director of the Registrant.
As previously disclosed on page 24 of the Registrant’s Proxy Statement for the 2006 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on December 20, 2005, Mr. Hagedorn is party to an employment agreement (the “Hagedorn Agreement”) with Scotts LLC, which was automatically renewed on May 19, 2006 for a one-year term and automatically renews for an additional year on May 19 of each year, unless either party notifies the other of its/his intent not to renew. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 for Mr. Hagedorn (his annual base salary was $600,000 for the fiscal year ended September 30, 2006 (the “2006 fiscal year”)) and participation in the various benefit plans available to senior executive officers of Scotts LLC. Upon certain types of termination of employment (e.g., a termination by Scotts LLC for any reason other than “cause” (as defined in the Hagedorn Agreement) or a termination by Mr. Hagedorn constituting “good reason” (also as defined)), he will become entitled to receive certain severance benefits including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years. Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated. The Hagedorn Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Hagedorn from disclosing confidential information about Scotts LLC and the Registrant and from competing with them during his employment with Scotts LLC and for an additional three years thereafter.
Mr. Hagedorn is a general partner of Hagedorn Partnership, L.P., a Delaware limited partnership (the “Hagedorn Partnership”), together with his siblings – Katherine Hagedorn Littlefield, Paul Hagedorn, Peter Hagedorn, Robert Hagedorn and Susan Hagedorn. Scotts LLC subleases a portion of a building to the Hagedorn Partnership at a rental of $1,437 per month plus payment of communication services. The Hagedorn Partnership provides personnel, equipment and supplies to support Scotts LLC’s activities at the office. Under these arrangements, during the 2006 fiscal year, Scotts LLC paid $60,000 to the Hagedorn Partnership and was paid $45,725.
Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
On November 2, 2006, the Registrant’s Board of Directors approved an amendment to the Registrant’s Code of Business Conduct and Ethics to provide that the acceptance of gifts, gratuities, or entertainment of more than a nominal value must be approved in writing by an associate’s manager, the Registrant’s General Counsel or the Registrant’s Chief Ethics & Compliance Officer. The Registrant’s Code of Business Conduct and Ethics applies to directors, officers and associates of the Registrant and its subsidiaries. A copy of the Code of Business Conduct and Ethics of the Registrant, as amended on November 2, 2006, is filed with this Current Report on Form 8-K as Exhibit 14.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
     (a) Financial statements of businesses acquired:
          Not applicable.
     (b) Pro forma financial information:
          Not applicable.
     (c) Shell company transactions:
          Not applicable.

     (d) Exhibits:

Exhibit No.	Description
14	The Scotts Miracle-Gro Company Code of Business Conduct and Ethics, as amended on November 2, 2006
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY
Dated: November 8, 2006	By:	/s/ David M. Aronowitz
Printed Name: David M. Aronowitz
		Title:	Executive Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated November 8, 2006
The Scotts Miracle-Gro Company

Exhibit No.	Description
14	The Scotts Miracle-Gro Company Code of Business Conduct and Ethics, as amended on November 2, 2006